Exhibit 99.1

AT VITAL IMAGES:	AT PADILLA SPEER BEARDSLEY:
Jay D. Miller	Nancy A. Johnson, (612) 455-1745
President and CEO	Marian Briggs, (612) 455-1742
(763) 852-4100	njohnson@psbpr.com/mbriggs@psbpr.com
www.vitalimages.com

FOR IMMEDIATE RELEASE

VITAL IMAGES SCHEDULES FOURTH-QUARTER

AND FULL-YEAR EARNINGS RELEASE FOR MARCH 3, 2005

Company to Present at the Piper Jaffray

Health Care Conference Wednesday, January 26

Minneapolis, January 21, 2005 — Vital Images, Inc. (Nasdaq: VTAL), a leading provider of enterprise-wide advanced visualization software, has rescheduled its fourth-quarter and full-year earnings announcement to Thursday, March 3, 2005. The company will issue a press release before the market opens on that day, and will hold a conference call and Webcast at 10:30 a.m. CT (11:30 a.m. ET).  The company’s interim CFO, Michael Carrel, started with Vital Images Monday, January 17.  Previously, Vital Images had planned to release financial results on Thursday, February 17, 2005.

“We are delaying our earnings report to give Mike sufficient time to become familiar with our accounting processes and thoroughly review our full-year and fourth-quarter results,” said Jay D. Miller, president and chief executive officer. “We still expect fourth-quarter sales at or above the $9.5 million to $10.5 million guidance range we gave previously.”

In addition, Jay Miller will present at the Piper Jaffray Health Care Conference on Wednesday, January 26, at 2:30 p.m. CT (3:30 p.m. ET) and will discuss the company’s recent accomplishments as well as its outlook for future growth. To access the Webcast of this presentation, go to the investors’ portion of the company’s Web site, www.vitalimages.com, and click on the Piper Jaffray Health Care Conference Webcast icon. The presentation will be archived and available for replay at approximately 4:00 p.m. CT on January 26. The Piper Jaffray Health Care Conference is held in New York, January 25-27, 2005.

About Vital Images

Vital Images is a leading provider of enterprise-wide advanced visualization software for use in disease screening applications, clinical diagnosis and therapy planning.  The company’s technology utilizes high-speed volume visualization and analysis, as well as network communications based on DICOM and Internet protocols.  Vital Images cost effectively brings 3D visualization and analysis into the day-to-day practice of medicine.  Press releases, examples of 3D medical imaging and other corporate information are available on Vital Images’ Web site at http://www.vitalimages.com.

Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties which could cause results to differ materially from those projected, including dependence on market growth, the timely availability and acceptance of new products, the impact of competitive products and pricing, dependence on major customers, fluctuations in quarterly results, third-party reimbursement, the availability of capital and other risks detailed from time to time in Vital Images’ SEC reports, including its most recent report on Form 10-K for the year ended December 31, 2003 and most recent Form 10-Q for the quarter ended September 30, 2004.

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